SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

      Genworth Financial Series Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

      16501 Ventura Blvd., Suite 201
      Encino, CA 91436-2007

Telephone Number (including area code):

      (800) 238-0810

Name and address of agent for service of process:

      Regina M. Fink, Vice President and Senior Counsel
      GE Private Asset Management, Inc.
      16501 Ventura Blvd., Suite 201
      Encino, CA 91436-2007

Copy to:

      Joseph R. Fleming, Esq.
      Dechert LLP
      200 Clarendon Street, 27th Floor
      Boston, MA 02116-5021

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

      YES  |X|          NO  |_|


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                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Encino and State of California on the 24th day of August, 2005.

                                        Genworth Financial Series Trust

                                        /s/ Gurinder S. Ahluwalia
                                        -------------------------
                                        By:    Gurinder S. Ahluwalia
                                        Title: President

Attest:

/s/ Regina M. Fink
--------------------------
By:    Regina M. Fink
Title: Vice President and Secretary